Exhibit 4.4

SECOND SUPPLEMENTAL INDENTURE OF SENIOR NOTES

SECOND SUPPLEMENTAL INDENTURE, dated as of July 28, 2004 (the “Supplemental Indenture”) among Mohegan Tribal Gaming Authority (the “Authority”), Mohegan Basketball Club LLC (the “Guarantor”) and Wachovia Bank, National Association (as successor to First Union National Bank), as trustee (“Trustee”).

W I T N E S S E T H:

WHEREAS, the Authority and the Mohegan Tribe of Indians of Connecticut have heretofore executed and delivered to the Trustee that certain Indenture dated as of March 3, 1999, as amended by the Supplemental Indenture, dated as of January 27, 2003, among the Authority, the Guarantor and the Trustee (the “Indenture”) providing for the issuance of 8 1/8% Senior Notes due 2006 (the “Notes”).

WHEREAS, Section 9.02 of the Indenture provides that the Authority and the Trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (as determined in accordance with the Indenture, the “Outstanding Amount”) (such consent being referred to herein as the “Requisite Consent”), enter into a supplemental indenture for the purpose of amending the Indenture; provided, however, that the consent of holders of not less than two-thirds in aggregate principal amount of the Outstanding Amount (such consent being referred to herein as the “Two-Thirds Consent”) is required for amendment of Section 4.15 of the Indenture.

WHEREAS, the Authority has offered to purchase for cash (the “Offer”) any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation, dated July 15, 2004 (together with any extensions, supplements or amendments, the “Offer to Purchase”), and the accompanying Letter of Transmittal and Consent with respect to the Notes (together with any extensions, supplements or amendments, the “Letter of Transmittal and Consent”) and solicited consents (the “Consent Solicitation”) of the holders of the Notes to, among others things, certain amendments (the “Proposed Amendments”) to the Indenture, all but one of which require the Requisite Consent (the “Majority Amendments”) and one of which requires the Two-Thirds Consent (the “Change of Control Amendment”).

WHEREAS, the Authority has received the Requisite Consent and also the Two-Thirds Consent to effect the Proposed Amendments under the Indenture.

WHEREAS, the Authority and the Guarantor have been authorized to enter into this Supplemental Indenture.

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which hereby is acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the Authority, the Guarantor and the Trustee hereby agree as follows:

1.	DELETION OF CERTAIN PROVISIONS

1.1    Majority Amendments.  Pursuant to the terms of the Offer to Purchase and the Letter of Transmittal and Consent and the receipt of the Requisite Consent, the Indenture hereby is amended to delete the following sections in their entirety and, in the case of each such section, insert in lieu thereof the phrase [“Intentionally Omitted”], and any and all references to such sections, any and all obligations thereunder and any event of default related solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:

(a)	Section 4.03 (Reports);
(b)	Section 4.05 (Taxes);
(c)	Section 4.06 (Stay, Extension and Usury Laws);
(d)	Section 4.07 (Restricted Payments);
(e)	Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries);
(f)	Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock);
(g)	Section 4.10 (Asset Sales);
(h)	Section 4.11 (Transactions with Affiliates);
(i)	Section 4.12 (Liens);
(j)	Section 4.13 (Line of Business);
(k)	Section 4.14 (Existence of the Authority and Maintenance of the Lease);
(l)	Section 4.16 (Limitation on Sale and Leaseback Transactions);
(m)	Section 4.17 (Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries);
(n)	Section 4.18 (Limitation on Issuances of Senior Guarantees of Indebtedness);
(o)	Section 4.19 (Payments for Consent);
(p)	Section 4.20 (Senior Subsidiary Guarantees);
(q)	Section 4.21 (Ownership Interests in the Authority);
(r)	Section 4.22 (Subordination of Junior Payments Under the Relinquishment Agreement);
(s)	Section 4.23 (Construction);
(t)	Section 4.24 (Restrictions on Leasing and Dedication of Property);
(u)	Section 4.25 (Maintenance of Insurance);
(v)	Section 4.26 (Changes in Covenants when Senior Notes Rated Investment Grade);
(w)	Section 4.27 (Gaming Licenses);
(x)	Section 4.28 (Required Defeasance and Redemption of the Junior Subordinated Notes);
(y)	Section 4.29 (Designation of Designated Senior Indebtedness Under the Relinquished Agreement);
(z)	Section 5.01 (Merger, Consolidation, or Sale of Assets);
(aa)	Section 10.01 (Covenants of the Tribe); and
(bb)	Section 10.02 (Additional Covenants of the Tribe).

1.2    Change of Control Amendment.  Pursuant to the terms of the Offer to Purchase and Letter of Transmittal and Consent and the receipt of the Two-Thirds Consent, the Indenture is hereby amended to delete the following section in its entirety and, in the case of such section, insert in lieu thereof the phrase [“Intentionally Omitted”], and any and all references to such section, any and all obligations thereunder and any event of default related solely to the following section are hereby deleted throughout the Indenture, and such section and references shall be of no further force or effect:

(a)	Section 4.15 (Offer to Repurchase Upon Change of Control).

2.	OTHER AMENDMENTS TO THE INDENTURE

All definitions in the Indenture that are used exclusively in the sections deleted pursuant to Sections 1.1 and 1.2 of this Supplemental Indenture hereby are deleted.

3.	EFFECTIVENESS; OPERATIVENESS

Sections 1 and 2 of this Supplemental Indenture shall become effective and binding upon the Authority, the Trustee, the Guarantor and the holders of the Notes immediately upon the execution and delivery of this Supplemental Indenture and, except for Section 1.2 hereof, shall become operative on and simultaneously with the acceptance for purchase by the Authority of at least a majority of the Outstanding Amount in the Offer; provided, however, that this Supplemental Indenture will cease to be operative if the Authority fails to purchase outstanding Notes comprising at least a majority of the Outstanding Amount. Section 1.2 of this Supplemental Indenture shall become operative on and simultaneously with the acceptance for purchase by the Authority of at least two-thirds of the Outstanding Amount in the Offer; provided, however, that Section 1.2 of this Supplemental Indenture will cease to be operative if the Authority fails to purchase outstanding Notes comprising at least two-thirds of the Outstanding Amount.

4.	MISCELLANEOUS

4.1.    Ratification of Indenture; Supplemental Indenture as Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the Authority, the Guarantor and the Trustee, this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

4.2.    New York Law to Govern.  The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

4.3.    Trustee Acceptance.  The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The recitals contained herein shall be taken as the statements of the Authority, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

4.4.    Counterparts.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

4.5.    Effect of Headings.  The Section headings herein are for convenience of reference only and shall not effect the construction hereof.

4.6.    Entire Agreement.  This Supplemental Indenture, together with the Indenture as amended hereby, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

4.7.    Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture or the Indenture, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture or the Supplemental Indenture.

4.8.    Defined Terms.  Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

4.9.    Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

4.10.    Severability.  In case any one or more of the provisions of this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be executed as of the day and year first above written.

Mohegan Tribal Gaming Authority

By:	/s/ Jeffrey E. Hartmann
Jeffrey E. Hartmann
Executive Vice President, Finance and
Chief Financial Officer

Mohegan Basketball Club LLC

By:	/s/ Jeffrey E. Hartmann
Jeffrey E. Hartmann
Manager

Wachovia Bank, National Association, as Trustee

By:	/s/ Timothy A. Donmoyer
Timothy A. Donmoyer
Vice President

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